POWER OF ATTORNEY

For Executing Forms 3, 4 and 5

The undersigned Officer of The Asia Pacific Fund, Inc. (the “Fund”), hereby constitute, appoint, and authorize each of, Frank J. Maresca and Hoyt M. Peters, as true and lawful agents and attorneys-in-fact, to sign, execute and deliver on his behalf in the appropriate capacities indicated, any Registration Statements of the Fund on the appropriate forms, any and all amendments thereto (including pre- and post-effective amendments), and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4, and 5, as appropriate, to file the same, with all exhibits thereto, with the Securities and Exchange Commission (the “SEC”) and the securities regulators of appropriate states and territories, and generally to do all such things in his name and behalf in connection therewith as said attorneys-in-fact deems necessary or appropriate to comply with the provisions of the Securities Act of 1933, section 16(a) of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, all related requirements of the SEC and all requirements of appropriate states and territories. The undersigned do hereby give to said agents and attorneys-in-fact full power and authority to act in these premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in-fact would have if personally acting.

The undersigned do hereby approve, ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof as of the 14th day February, 2017.

/s/ AU King Lun
Signature
Au King Lun
Print Name
President
Title